SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Belk, Inc.
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News Release
Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com

Belk, Inc. Reports Operating

Results for Fiscal 2016 Second Quarter

Comparable store sales increase 1.2 percent

CHARLOTTE, NC, September 4, 2015 – Belk, Inc. today announced operating results for its fiscal second quarter ended August 1, 2015.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Our positive sales trend continued in the second quarter with a 1.2% increase in comparable store sales, and we were able to maintain strong merchandising margins with inventories below last year. Back to school sales have been encouraging, and we believe we are well positioned for the fall. Profitability for the quarter was impacted by increased expenses due to continued heavy investments and costs associated with our recently announced merger agreement.”

Net Sales

Net sales for the 13-week period were $917.4 million, compared to $906.5 million in the prior year period. On a comparable store basis, net sales increased 1.2 percent. The strongest merchandise categories were men’s and women’s apparel, especially active wear, across all areas. The company’s online sales from belk.com increased 35.6 percent for the period. Online sales positively affected the company’s comparable store sales by 2.1 percent for the period.

Year-to-date sales increased 2.2 percent to $1.90 billion compared to the same 26-week period last year. On a comparable store sales basis, sales increased 2.3 percent. eCommerce sales grew 36.1 percent for the period, which contributed 2.1 percent of the comparable store sales increase.

Net Income

First quarter net income totaled $14.5 million compared to $30.6 million in the prior-year period. Net income excluding non-comparable items totaled $21 million compared to $30 million in the prior year period. A reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

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Net income year-to-date was $36.3 million compared to $49.9 million for the same 26-week period last year. The decrease was due primarily to higher expense associated with the company’s investments in strategic initiatives and exploration of a sale. Net income excluding non-comparable items was $44.9 million versus $49.4 million for the same prior-year period.

Investments in Strategic Initiatives

Belk has invested over $600 million in key strategic initiatives over the last three fiscal years. Key strategic initiatives have included:

•	A comprehensive Omnichannel initiative that will enable Belk to connect seamlessly with customers regardless of where they are, offer multiple ways to provide what they want, enhance their in-store shopping experience, and create more personalized customer interactions;

•	Creating compelling shopping environments and driving sales by investing in a flagship strategy, opening stores in existing and new markets, and expanding and remodeling existing stores and key merchandise departments;

•	Supply chain initiatives that align distribution capabilities to maximize sales and service;

•	Information technology that delivers new business capabilities for growth and profitability; and

•	Excelling in customer service.

On August 24, 2015, Belk, Inc. announced that it has entered into a definitive merger agreement whereby investment funds managed by New York-based private equity firm Sycamore Partners will acquire 100% of Belk in a transaction with an estimated enterprise value at closing of approximately $3.0 billion. The merger is subject to certain customary conditions, including the receipt of regulatory and stockholder approval, and is expected to be completed in the fourth quarter of calendar 2015.

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest family owned and operated department store company with 297 Belk stores located in 16 Southern states and a growing digital presence. Its belk.com website offers a wide assortment of national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. Founded in 1888 by William Henry Belk in Monroe, N.C., the company is in the third generation of Belk family leadership and has been committed to community involvement since its inception. In the fiscal year ended January 31, 2015, the company and its associates, customers and vendors donated more than $21.5 million to communities within Belk market areas.

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Belk offers many ways to connect via digital and social media, including Facebook, Pinterest, Twitter, YouTube, Google Plus and Belk Blog, and provides exclusive offers, fashion updates, sales notifications and coupons via email or mobile phone text messages. Customers can also download the latest Belk mobile apps for the iPad, iPhone or Android.

Important Additional Information Regarding the Merger Will Be Filed With The SEC

In connection with the proposed merger, Belk, Inc. will file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, BELK, INC.’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by Belk, Inc. with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from Belk, Inc.’s website at www.belk.com or by directing a request to: Belk, Inc., 2801 West Tyvola Road, Charlotte, NC 28217, ATTN: Investor Relations (704) 357-1000.

Participation in the Solicitation

Belk, Inc. and its directors, executive officers and certain other members of management and employees of Belk, Inc. may be deemed to be “participants” in the solicitation of proxies from the stockholders of Belk, Inc. in connection with the proposed merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Belk, Inc. in connection with the proposed merger, which may be different than those of Belk, Inc.’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Belk, Inc. and its directors and executive officers and their ownership of Belk, Inc.’s common stock in Belk, Inc.’s annual report on Form 10-K for the fiscal year ended January 31, 2015, which was filed with the SEC on April 14, 2015, and in its definitive proxy statement for its most recent annual meeting of stockholders, which was filed with the SEC on April 23, 2015, and in Forms 4 of directors and executive officers filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the proxy statement relating to the merger when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Belk, Inc.’s website at www.belk.com.

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NOTES:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our belk.com website and our eCommerce fulfillment centers, the expected benefits of new systems and technology, and the anticipated benefits under our Program Agreement with Synchrony Bank. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

We believe that these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. Any such forward-looking statements are qualified by the following important risk factors and other risks which may be disclosed from time to time in our filings that could cause actual results to differ materially from those predicted by the forward-looking statements. Forward-looking statements relate to the date initially made.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to:

•	Economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending;

•	Our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers;

•	Unseasonable and extreme weather conditions in our market areas;

•	Seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time;

•	Competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising;

•	Any significant damage to our brand or reputation which could negatively impact sales, diminish customer trust and generate negative sentiment;

•	Our ability to prevent a security breach that results in the unauthorized disclosure of Company, employee or customer information;

•	Loss of key management or qualified employees or an inability to attract, retain and motivate additional highly skilled employees;

•	Our ability to successfully implement our new information technology platform that will impact our primary merchandising, planning and core financial process;

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•	Our ability to manage multiple significant change initiatives simultaneously;

•	Our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and through online sales;

•	Variations in the amount of vendor allowances received;

•	Our ability to successfully operate our website, and our fulfillment facilities and manage our social community engagement by providing a broader range of our information online, including current sales promotions and special events;

•	Our ability to successfully develop and maintain a relevant and reliable Omnichannel experience for our customers;

•	Our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; and to deliver in a timely and cost-efficient manner;

•	Increases in the price of merchandise, raw materials, fuel and labor or their reduced availability;

•	The income we receive from, and the timing of receipt of, payments from Synchrony Bank, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, changes in customers’ credit card use, and Synchrony’s ability to extend credit to our customers;

•	Our ability to manage our expense structure;

•	Our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute our retailing concept in new markets and geographic regions;

•	Our ability to manage risks associated with owning and leasing real estate;

•	The efficient and effective operation of our distribution network, and information systems to manage sales, distribution, merchandise planning and allocation functions;

•	The effectiveness of third parties in managing our outsourced business;

•	Changes in federal, state or local laws and regulations;

•	Our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity;

•	The occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	The inability to complete the proposed merger due to the failure to obtain Belk, Inc. stockholder approval for the proposed merger or the failure to satisfy other conditions of the proposed merger within the proposed timeframe or at all;

•	The failure to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, or the failure of the proposed merger to close for any other reason;

•	Risks related to disruption of management’s attention from Belk, Inc.’s ongoing business operations due to the transaction;

•	The outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Belk, Inc. and others relating to the merger agreement;

•	The risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger;

•	The the effect of the announcement of the proposed merger on Belk, Inc.’s relationships with its customers, operating results and business generally; and

•	The amount of the costs, fees, expenses and charges related to the proposed merger.

For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 31, 2015 that we filed with the SEC on April 14, 2015. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements.

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BELK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
(millions)
Revenues	$917.4	$906.5	$1,902.4	$1,861.6
Cost of goods sold (including occupancy, distribution & buying expenses)	618.2	604.9	1,283.6	1,251.0
Selling, general and administrative expenses	270.7	243.8	546.0	511.5
Gain on sale of property and equipment	0.7	1.1	1.3	1.7
Asset impairment and exit costs	1.2	0.1	1.6	0.9

Operating income	28.0	58.8	72.5	99.9

Interest expense, net	(10.6)	(11.7)	(22.6)	(23.3)

Income before income taxes	17.4	47.1	49.9	76.6
Income tax expense	2.9	16.5	13.6	26.7

Net income	$14.5	$30.6	$36.3	$49.9

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
(millions)
Net income	$14.5	$30.6	$36.3	$49.9
Long-term strategy expense, net of income tax	6.0	—	8.4	—
Gain on sale of property and equipment, net of income tax	(0.5)	(0.7)	(1.0)	(1.1)
Asset impairment and exit costs, net of income tax	1.0	0.1	1.2	0.6

Net income excluding non-comparable items	$21.0	$30.0	$44.9	$49.4

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